EXHIBIT 99.1

FIRST	22 West State Street
KEYSTONE	Media, PA 19063
FINANCIAL, INC.	610-565-6210

FOR IMMEDIATE RELEASE

FIRST KEYSTONE FINANCIAL ANNOUNCES
THIRD QUARTER FISCAL 2009 RESULTS

Media, PA -- (BUSINESS WIRE) – August 13, 2009 - First Keystone Financial, Inc. (NASDAQ: FKFS), the holding company for First Keystone Bank (the “Bank”), reported today a net loss for the quarter ended June 30, 2009 of $353,000, or $0.15 per diluted share, compared to net income of $243,000, or $0.10 per diluted share, for the same period last year.  Net loss for the nine months ended June 30, 2009 was $1.2 million, or $0.53 per diluted share, as compared to net income of $682,000, or $0.29 per diluted share, for the same period in 2008.

“For the quarter ended June 30, 2009, we saw some signs of improvement in the Company’s operations.  Specifically, both loans and deposits increased materially during the quarter, continuing a trend that began last quarter. I am pleased to report that there was a positive impact on our net interest income which, for the nine months ended June 30, 2009, was up $1.1 million, or 14.9%, as compared to the same period last year.  An improved mix of deposits and loans helped to bring about this increase in net interest income resulting in a 35 basis point improvement in the Company’s net interest margin for the nine months ended June 30, 2009, as compared to the same period last year,” said Hugh J. Garchinsky, President. “However, despite the improvement in net interest income, the Company continued to operate at a loss.  The primary factors contributing to the loss for the current quarter were the significant provision for loan loss combined with the increased deposit insurance premium rates being assessed by the FDIC along with the imposition of a 5 basis point special assessment. We remain focused in our efforts to monitor both our loan and investment portfolios closely as we move through difficult economic times. Our strategy remains unchanged—to provide responsive, flexible banking services to businesses and individuals in our market areas—and we are confident in our ability to exceed our customers’ expectations as we move forward,” stated Garchinsky.

Net interest income increased $440,000, or 16.9%, to $3.0 million for the three months ended June 30, 2009, as compared to the same period in 2008. The increase in net interest income for the three months ended June 30, 2009 was primarily due to a decrease in interest expense of $932,000 or 23.7%, partially offset by a decrease in interest income of $492,000, or 7.5%, as compared to the same period in 2008. The weighted average yield earned on interest-earning assets for the three months ended June 30, 2009 decreased 39 basis points to 5.07% as compared to the same period in 2008. However, for the three months ended June 30, 2009, the weighted average rate paid on interest-bearing liabilities decreased to a greater degree, declining 79 basis points to 2.56% from 3.35% for the same period in the 2008 as declines in market rates affected our cost of funds more rapidly than the yield on our interest-earning assets.

The interest rate spread and net interest margin were 2.51% and 2.55%, respectively, for the three months ended June 30, 2009 as compared to 2.11% and 2.17%, respectively, for the same period in 2008. The slightly smaller increase in the net interest margin, as compared to the increase in the interest rate spread for the quarter to quarter comparison, was primarily due to the relative shift in net interest-earning assets. The increase in the spread and margin reflected the more rapid repricing downward of the Company’s cost of funds as compared to the yields on interest-earning assets as market rates declined during the latter part of 2008 and 2009.

On a linked quarter basis, net interest income increased materially by $208,000, or 7.3%.  During the third quarter of fiscal 2009 as compared to the second quarter of fiscal 2009, the Company experienced a 14 basis point decrease in the weighted average yield earned on interest-earning assets.  The net interest margin, however, increased 5 basis points as a result of a 19 basis point decrease in the weighted average rate paid on interest-bearing liabilities as the Company’s cost of funds continued to decline during the third quarter at a slightly more rapid rate than its interest-earning assets.

At June 30, 2009, non-performing assets increased $800,000 to $3.2 million, or 0.6%, of total assets, from $2.4 million at September 30, 2008.  During the third quarter, the Bank experienced a decrease in non-performing assets of $685,000 as compared to the level at March 31, 2009. The decrease in non-performing assets was primarily the result of the charge-off of four commercial mortgage loans aggregating $662,000, a $195,000 home equity loan, and a $414,000 commercial business loan, all of which had been non-performing at March 31, 2009. As of June 30, 2009, non-accrual loans totaled $3.0 million and were comprised of a $1.4 million commercial mortgage loan secured by a shopping center in Philadelphia, five single-family residential mortgages aggregating $775,000, three commercial business loans aggregating $576,000 and four home equity loans aggregating $273,000. Additions to non-accrual loans included two commercial business loans aggregating $569,000, two single-family residential mortgage loans aggregating $103,000 and three home equity loans aggregating $163,000. These additions were partially offset by the return to performing status of a $161,000 commercial mortgage loan and a $61,000 home equity loan, both of which had been on non-accrual at March 31, 2009. In addition, loans 30 to 89 days delinquent decreased $959,000, from $4.4 million at March 31, 2009 to $3.5 million at June 30, 2009 as loans aggregating $420,000, which had been 30 to 89 days delinquent as of March 31, 2009 were placed on non-accrual status as of June 30, 2009.

For the three months ended June 30, 2009, as compared to the three months ended March 31, 2009, the provision for loan losses increased $50,000 to $750,000. The amount of the provision for loan losses reflected the Company’s quarterly review of the credit quality of its loan portfolio, the level of criticized and classified assets, the amount of net charge-offs during the third quarter of fiscal 2009 and other factors.  The Company's coverage ratio, which is the ratio of the allowance for loan losses to non-performing loans, was 108.8% and 102.7% at June 30, 2009 and March 31, 2009, respectively. The allowance, as a percentage of total loans, amounted to 1.14% at June 30, 2009.

For the quarter ended June 30, 2009, non-interest income decreased $141,000 to $562,000 as compared to the same period last year.  The decrease was primarily due to a smaller increase in the cash surrender value of bank owned life insurance, combined with a $54,000 decrease in service charges and other fees and a $29,000 decrease in the earnings of the Bank’s insurance subsidiary as compared to the same period last year.

Non-interest expense increased $406,000 to $3.4 million for the quarter ended June 30, 2009 as compared to the same period last year.  The increase for the quarter ended June 30, 2009 was primarily due to a $362,000 increase in federal deposit insurance premiums (which included a special one-time assessment of $240,000), as compared to the same period last year. The large increase in federal deposit insurance premiums for the period was due to the Federal Deposit Insurance Company’s decision to increase insurance rates applicable to all insured institutions in response to the increased level of failed institutions and the cost of resolutions to the Deposit Insurance Fund. These increases were partially offset by decreases of $58,000, $45,000 and $23,000 in professional fees, compensation and advertising expense, respectively, as compared to the same period last year.

The Company experienced tax benefits of $240,000 and $550,000 for the three and nine months ended June 30, 2009, respectively, as compared to small tax expense for the same periods last year. The recognition of tax benefits for the 2009 periods was largely the result of the net losses resulting primarily from the increased provisions for loan losses, the impairment charges incurred on investment securities and higher deposit insurance premiums as compared to the same periods last year.

Total assets of the Company increased by $3.3 million, from $522.1 million at September 30, 2008 to $525.4 million at June 30, 2009. Net loans receivable increased by $16.5 million, from $286.1 million at September 30, 2008 to $302.6 million at June 30, 2009 with the majority of the increase accounted for by growth in the commercial business, commercial and multi-family mortgage and construction loan portfolios. At June 30, 2009, mortgage-related securities available for sale and mortgage-related securities held to maturity decreased by $5.1 million, or 4.9% to $97.9 million, and $4.5 million, or 17.6%, to $20.9 million, respectively, from $103.0 million and $25.4 million, respectively, at September 30, 2008, as repayments have outpaced purchases of new securities. Deposits increased $22.9 million, or 6.9%, from $330.9 million at September 30, 2008 to $353.8 million at June 30, 2009.  The increase in deposits resulted from a $10.0 million, or 14.2%, increase in NOW accounts, a $6.8 million, or 4.2%, increase in certificates of deposit, a $4.9 million, or 14.0% increase in passbook accounts and a $3.2 million, or 7.4% increase in money market accounts, partially offset by a decrease of $2.1 million, or 10.3%, in non-interest-bearing accounts. Advances from FHLBank and other borrowings decreased $27.4 million, or 19.9%, from $137.6 million at September 30, 2008 to $110.2 million at June 30. 2009 as the Company chose to use lower costing deposits rather than borrowings to fund operations. Cash and cash equivalents decreased by $4.2 million to $35.2 million at June 30, 2009 from $39.3 million at September 30, 2008 primarily due to the increase in loans receivable and the decrease in advances from FHLBank, partially offset by increases in deposits and decreases in mortgage-related securities.

Stockholders' equity increased $406,000 from $32.3 million at September 30, 2008 to $32.7 million at June 30, 2009, primarily due to a $1.6 million decrease in accumulated other comprehensive loss partially offset by the net loss of $1.2 million for the nine months ended June 30, 2009. The decline in accumulated other comprehensive loss reflected primarily the improvement in fair market values of certain of the Company’s available for sale mortgage-related securities.

First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors.  Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated.  These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations.  These factors are discussed in the Company’s reports filed with the Securities and Exchange Commission.  The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FIRST KEYSTONE FINANCIAL, INC.
SELECTED OPERATIONS DATA
(In thousands except per share data)
(Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Net interest income	$3,038	$2,598	$8,691	$7,564
Provision for loan losses	750	--	1,525	56
Non-interest income	562	703	829	2,173
Non-interest expense	3,443	3,037	9,767	8,961
Income (loss) before taxes	(593)	264	(1,772)	720
Income tax expense (benefit)	(240)	21	(550)	38
Net income (loss)	$ (353)	$ 243	$ (1,222)	$ 682
Basic earnings per share	$ (0.15)	$ 0.10	$ (0.53)	$ 0.29
Diluted earnings per share	$ (0.15)	0.10	$ (0.53)	0.29
Number of shares outstanding at end of period	2,432,988	2,432,998	2,432,988	2,432,998
Weighted average basic shares outstanding	2,327,940	2,319,244	2,325,765	2,317,072
Weighted average diluted shares outstanding	2,327,940	2,319,244	2,325,765	2,317,266

       FIRST KEYSTONE FINANCIAL, INC.
SELECTED FINANCIAL DATA
(In thousands except per share data)
(Unaudited)

	June 30,	September 30,
	2009	2008
Total assets	$525,376	$522,056
Loans receivable, net	302,607	286,106
Investment and mortgage-related securities available for sale	124,866	129,522
Investment and mortgage-related securities held to maturity	23,710	28,614
Cash and cash equivalents	35,163	39,320
Deposits	353,749	330,864
Borrowings	118,889	141,159
Junior subordinated debt	11,644	11,639
Allowance for loan losses	3,491	3,453
Total stockholders' equity	32,702	32,296
Book value per share	$13.44	$13.27

FIRST KEYSTONE FINANCIAL, INC.
OTHER SELECTED DATA
(Unaudited)

	At or for the Three Months Ended June 30,		At or for the Nine Months Ended June 30,
	2009	2008	2009	2008
Return on average assets (1)	(0.28)%	0.19%	(0.33)%	0.18%
Return on average equity (1)	(4.26)%	2.76%	(4.97)%	2.56%
Interest rate spread (1)	2.51%	2.11%	2.46%	2.08%
Net interest margin (1)(2)	2.55%	2.17%	2.50%	2.15%
Interest-earning assets/interest-bearing liabilities	101.78%	101.90%	101.47%	101.84%
Operating expenses to average assets (1)(3)	2.70%	2.37%	2.62%	2.37%
Ratio of non-performing assets to total assets at end of period	0.61%	0.36%	0.61%	0.36%
Ratio of allowance for loan losses to gross loans receivable at end of period	1.14%	1.17%	1.14%	1.17%
Ratio of allowance for loan losses to non-performing loans at end of period	108.84%	181.49%	108.84%	181.49%

(1)	Annualized.
(2)	Net interest income divided by average interest-earning assets.
(3)   Non-interest expense divided by average assets.

CONTACT:    Hugh J. Garchinsky
President and Chief Executive Officer
(610) 565-6210